Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AT&T INC.

AT&T INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is AT&T Inc., and the name under which the corporation was originally incorporated was Southwestern Bell Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 5, 1983.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors on May 15, 2026, in accordance with Section 245 of the General Corporation Law of the State of Delaware.

ARTICLE ONE

The name of the corporation is AT&T Inc.

ARTICLE TWO

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the corporation is to engage in any business, lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The corporation shall have perpetual existence.

ARTICLE FIVE

The aggregate number of shares which the corporation is authorized to issue is 14,010,000,000 shares, consisting of 14,000,000,000 common shares having a par value of $1 per share and 10,000,000 preferred shares having a par value of $1 per share.

The preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to establish by resolution the number of preferred shares in each series, the designation thereof, the powers, preferences, and rights and the qualifications, limitations or restrictions of each series and the variations, if any, as between each series.

Pursuant to the authority conferred by this Article Five, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

Exhibit A - Certificate of Designations of 5.000% Perpetual Preferred Stock, Series A

Exhibit B - Certificate of Designations of 4.750% Perpetual Preferred Stock, Series C

No holder of any class or series of shares shall have any preemptive right to purchase any additional issue of shares of the corporation of any class or series or any security convertible into any class or series of shares.

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ARTICLE SIX

The business and affairs of the corporation shall be under direction of a Board of Directors. The number of directors, their terms and the manner of their election shall be fixed by the Bylaws of the corporation. The directors need not be elected by written ballot unless required by the Bylaws of the corporation.

To the fullest extent permitted by the Delaware General Corporation Law, no director or officer of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. No amendment, modification or repeal of this paragraph shall adversely affect any right or protection of any director or officer for or with respect to any acts or omissions of such director or officer occurring prior to the time of such amendment, modification or repeal.

ARTICLE SEVEN

The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE EIGHT

Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the corporation, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent without a meeting, except where such consent is signed by stockholders representing at least two-thirds of the total number of shares of stock of the corporation then outstanding and entitled to vote thereon.

ARTICLE NINE

The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

[Signature Page Follows]

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IN WITNESS WHEREOF, said AT&T Inc. has caused this Restated Certificate of Incorporation to be signed by Stacey S. Maris, its Senior Vice President, Secretary and Chief Privacy Officer this 15th day of May 2026.

AT&T INC.

By:	/s/ Stacey S. Maris
Stacey S. Maris
Senior Vice President, Secretary and Chief Privacy Officer

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EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

5.000% PERPETUAL PREFERRED STOCK, SERIES A

OF

AT&T INC.

AT&T Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”), adopted by written consent on November 26, 2019, the provisions of the Restated Certificate of Incorporation and the Bylaws of the Corporation and applicable law, the Preferred Offering Committee of the Board of Directors, by written consent dated December 5, 2019, adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “5.000% Perpetual Preferred Stock, Series A”:

“RESOLVED, that pursuant to the resolutions of the Board of Directors adopted by written consent on November 26, 2019, the Delaware General Corporation Law and the Certificate of Incorporation and the Bylaws of the Corporation, the Preferred Offering Committee hereby establishes a series of Preferred Stock, par value $1.00 per share, of the Corporation and fixes and determines the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

Section 1. Designation. The distinctive serial designation of such series is “5.000% Perpetual Preferred Stock, Series A” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A, except that shares of Series A issued after December 12, 2019 (the “Original Issue Date”) shall accrue dividends from the date they are issued.

Section 2. Number of Designated Shares. The number of designated shares of Series A shall initially be 48,000. Such number may from time to time be increased (but not in excess of the total number of shares of Preferred Stock authorized under the Restated Certificate of Incorporation, less shares of any other series of Preferred Stock designated at the time of such increase) or decreased (but not below the number of shares of Series A then outstanding) by the Board of Directors. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series A.

Section 3. Definitions. As used herein with respect to Series A:

(a) “Accrued dividends” means, with respect to shares of Series A, an amount computed at the annual dividend rate for Series A from, as to each share, the date of issuance of such share to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

(b) “Board of Directors” means the Board of Directors of the Corporation or a committee of the Board of Directors duly authorized by the Board of Directors to declare dividends on the Series A or take other action relating to the Series A.

(c) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

(d) “Certificate of Designations” means this Certificate of Designations relating to the Series A, as it may be amended from time to time.

(e) “Common Stock” means the common stock, having a par value of $1.00 per share, of the Corporation.

(f) “Corporation” has the meaning set forth in the Preamble.

(g) “Dividend Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series A in the payment of dividends.

(h) “Dividend Payment Date” has the meaning set forth in Section 4(a).

(i) “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of shares of Series A shall commence on (and include) the Original Issue Date.

(j) “DTC” means the Depository Trust Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Junior Stock” means any class or series of stock of the Corporation (including the Common Stock) that ranks junior to the Series A in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(m) “Liquidation Preference” has the meaning set forth in Section 5(b).

(n) “Liquidation Preference Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series A in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(o) “Nonpayment Event” has the meaning set forth in Section 7(b).

(p) “Original Issue Date” has the meaning set forth in Section 1.

(q) “Preferred Stock” means any and all series of preferred stock, having a par value of $1.00 per share, of the Corporation, including the Series A.

(r) “Preferred Stock Director” has the meaning set forth in Section 7(b).

(s) “Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A, which amendment, clarification or change results in: (i) the shortening of the length of time the Series A is assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series A; or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series A by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series A.

(t) “Series A” has the meaning set forth in Section 1.

(u) “Stated Amount” means, in respect of Series A, $25,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations.

(v) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of the Series A are entitled to vote as specified in Section 7 of this Certificate of Designations, any and all classes or series of preferred stock (other than the Series A) that rank equally with the Series A as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a) Rate. Holders of Series A shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of 5.000% of the Stated Amount per share, and no more, payable quarterly in arrears on the 1st day of each February, May, August and November, respectively, in each year (each, a “Dividend Payment Date”) with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 60 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. The amount of the dividend per share of Series A for each Dividend Period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A.

(b) Priority of Dividends. So long as any share of Series A remains outstanding, unless full accrued dividends on all outstanding shares of Series A through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, other than a dividend payable solely in stock that ranks junior to the Series A in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

If the Board of Directors elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of Series A or any Dividend Parity Stock, then to the extent permitted by the terms of the Series A (the terms include, in the case of Series A, the Dividend Payment Dates and Dividend Periods provided for herein) and each outstanding series of Dividend Parity Stock such partial dividends shall be declared on shares of Series A and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to Series A and any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring Series A and such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods (that is, for Series A, full accrued dividends). To the extent a dividend period with respect to the Series A or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), for purposes of this paragraph the Board of Directors may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series A for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series A.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A shall not be entitled to participate in any such dividend.

(c) Redemption and Repurchase of Junior Stock. So long as any share of Series A remains outstanding, unless full accrued dividends on all outstanding shares of Series A through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no monies may be paid or made available for a sinking fund for the redemption or retirement of Junior Stock, nor shall any shares of Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than:

(i) as a result of (x) a reclassification of Junior Stock, or (y) the exchange or conversion of one share of Junior Stock for or into another share of stock that ranks junior to the Series A in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or

(ii) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Series A in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or

(iii) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series A will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Stated Amount per share, together with an amount equal to all accrued dividends to the date of payment whether or not earned or declared (the “Liquidation Preference”).

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series A and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series A and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series A and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series A means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of Series A receive cash, securities or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series A is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series A:

(i) in whole or in part, at any time on or after December 12, 2024 at a cash redemption price equal to $25,000 per share of Series A, plus an amount equal to all accumulated and unpaid dividends (whether or not declared) to, but not including, the date fixed for redemption; or

(ii) in whole but not in part at any time within 90 days following the occurrence of a Ratings Event at a cash redemption price equal to $25,500 per share of Series A, plus an amount equal all accumulated and unpaid dividends (whether or not declared) to, but not including, the date fixed for redemption.

The redemption price for any shares of Series A shall be payable on the redemption date to the holder of such shares against surrender of the certificate (s) evidencing such shares, if any, to the Corporation or its agent, if the shares of Series A are issued in certificated form. Any accrued but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b) No Sinking Fund. The Series A will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A will have no right to require redemption of any shares of Series A.

(c) Notice of Redemption. Notice of every redemption of shares of Series A shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the Series A or any depositary shares representing interests in the Series A are issued in book-entry form through DTC or any other similar facility, DTC or such other facility will provide notice of redemption by any authorized method to holders of record of the applicable Series A or depositary shares representing interests in the Series A not less than 30, nor more than 60, days prior to the date fixed for redemption of the Series A and related depositary shares. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends will cease to accrue on the redemption date.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series A in proportion to the number of shares of Series A held by such holders or by lot. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions on which shares of Series A shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series A and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series A are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and thereafter the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of Series A will have no voting rights and shall not be entitled to call a meeting of such holders for any purposes, nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as set forth below or as otherwise from to time required by law.

(b) Right to Elect Two Directors on Nonpayment Events. If and whenever dividends payable on Series A have not been declared and paid (or, in the case of Series A bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive) ( a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series A, together with the holders of any and all other series of outstanding Voting Preferred Stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective Stated Amounts, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”); provided that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights).

In the event that the holders of Series A and such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of (i) the Stated Amount of the Series A and (ii) each other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required or permitted by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series A holder shall have access to the Corporation’s stock ledger.

At each meeting of stockholders at which holders of the Series A and such other holders of Voting Preferred Stock are entitled to vote for the election of the Preferred Stock Directors, the holders of record of 40% of the total number of the Series A and Voting Preferred Stock (determined on a series by series basis) entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business. Each Preferred Stock Director shall be elected by a vote of the majority of the votes cast with respect to that Preferred Stock Director’s election.

When (i) accrued dividends have been paid in full on the Series A after a Nonpayment Event, and (ii) the rights of holders of any Voting Preferred Stock to participate in electing the Preferred Stock Directors shall have ceased, the right of holders of the Series A to participate in the election of Preferred Stock Directors shall cease (but subject always to the revesting of such voting rights in the case of any future Nonpayment Event), the terms of office of all the Preferred Stock Directors shall forthwith terminate, and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective Stated Amounts). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A and such Voting Preferred Stock for which dividends have not been paid, voting as a single class in proportion to their respective Stated Amounts. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(c) Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A at the time outstanding, voting together with any other series of Preferred Stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective Stated Amounts (to the exclusion of all other series of Preferred Stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i) Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A so as to affect them adversely; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Series A in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A;

(ii) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series A (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), unless in each case (A) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Series A are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A immediately prior to such consummation, taken as a whole.

(d) Changes for Clarification. To the fullest extent permitted by law, without the consent of the holders of the Series A, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A, the Corporation may amend, alter, supplement or repeal any terms of the Series A for the following purposes:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument; or

(ii) to make any provision with respect to matters or questions relating to the Series A that is not inconsistent with the provisions of this Certificate of Designations.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Series A will be required pursuant to Section 7(b) or Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption on proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above, unless in the case of a vote or consent required pursuant to clause (ii) of Section 7(c) above if the shares of Series A are being redeemed with the proceeds from the sale of the stock to be authorized.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of the Series A will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 10. Other Rights. The shares of Series A will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation. The holders of Series A shall not have any preemptive rights or conversion rights.

Section 11. Certificates. The Corporation may at its option issue shares of Series A without certificates. As long as DTC or its nominee is the registered owner of the Series A, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all shares of Series A for all purposes under the instruments governing the rights and obligations of holders of shares of Series A. If DTC discontinues providing its services as securities depositary with respect to the shares of Series A, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation will either print and deliver certificates for the shares of Series A or provide for the direct registration of the Series A with the transfer agent for the Series A. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), certificates for the shares of Series A will be printed and delivered to DTC or the Corporation will provide for the direct registration of the Series A with the transfer agent for the Series A. Except in the limited circumstances referred to above, owners of beneficial interests in the Series A:

(i) will not be entitled to have such Series A registered in their names;

(ii) will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series A; and

(iii) will not be considered to be owners or holders of the shares of Series A for any purpose under the instruments governing the rights and obligations of holders of shares of Series A.

Section 12. Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 11 of this Certificate of Designations shall be included under the heading “5.000% Perpetual Preferred Stock, Series A” and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 11 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, AT&T Inc. has caused this Certificate to be signed by George B. Goeke, its Senior Vice President and Treasurer, this 11th day of December, 2019.

AT&T INC.

By	/s/ George B. Goeke
George B. Goeke
Senior Vice President and Treasurer

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

OF

4.750% PERPETUAL PREFERRED STOCK, SERIES C

OF

AT&T INC.

AT&T Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”), adopted by written consent on November 26, 2019, the provisions of the Restated Certificate of Incorporation and the Bylaws of the Corporation and applicable law, the Preferred Offering Committee of the Board of Directors, by written consent dated February 12, 2020, adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “4.750% Perpetual Preferred Stock, Series C”:

“RESOLVED, that pursuant to the resolutions of the Board of Directors adopted by written consent on November 26, 2019, the Delaware General Corporation Law and the Certificate of Incorporation and the Bylaws of the Corporation, the Preferred Offering Committee hereby establishes a series of Preferred Stock, par value $1.00 per share, of the Corporation and fixes and determines the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

Section 1. Designation. The distinctive serial designation of such series is “4.750% Perpetual Preferred Stock, Series C” (“Series C”). Each share of Series C shall be identical in all respects to every other share of Series C, except that shares of Series C issued after February 18, 2020 (the “Original Issue Date”) shall accrue dividends from the date they are issued.

Section 2. Number of Designated Shares. The number of designated shares of Series C shall initially be 70,000. Such number may from time to time be increased (but not in excess of the total number of shares of Preferred Stock authorized under the Restated Certificate of Incorporation, less shares of any other series of Preferred Stock designated at the time of such increase) or decreased (but not below the number of shares of Series C then outstanding) by the Board of Directors. Shares of Series C that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series C.

Section 3. Definitions. As used herein with respect to Series C:

(a) “Accrued dividends” means, with respect to shares of Series C, an amount computed at the annual dividend rate for Series C from, as to each share, the date of issuance of such share to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

(b) “Board of Directors” means the Board of Directors of the Corporation or a committee of the Board of Directors duly authorized by the Board of Directors to declare dividends on the Series C or take other action relating to the Series C.

(c) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

(d) “Certificate of Designations” means this Certificate of Designations relating to the Series C, as it may be amended from time to time.

(e) “Common Stock” means the common stock, having a par value of $1.00 per share, of the Corporation.

(f) “Corporation” has the meaning set forth in the Preamble.

(g) “Dividend Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series C in the payment of dividends.

(h) “Dividend Payment Date” has the meaning set forth in Section 4(a).

(i) “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of shares of Series C shall commence on (and include) the Original Issue Date.

(j) “DTC” means the Depository Trust Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Junior Stock” means any class or series of stock of the Corporation (including the Common Stock) that ranks junior to the Series C in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(m) “Liquidation Preference” has the meaning set forth in Section 5(b).

(n) “Liquidation Preference Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series C in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(o) “Nonpayment Event” has the meaning set forth in Section 7(b).

(p) “Original Issue Date” has the meaning set forth in Section 1.

(q) “Preferred Stock” means any and all series of preferred stock, having a par value of $1.00 per share, of the Corporation, including the Series C.

(r) “Preferred Stock Director” has the meaning set forth in Section 7(b).

(s) “Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series C, which amendment, clarification or change results in: (i) the shortening of the length of time the Series C is assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series C; or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series C by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series C.

(t) “Series C” has the meaning set forth in Section 1.

(u) “Stated Amount” means, in respect of Series C, $25,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations.

(v) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of the Series C are entitled to vote as specified in Section 7 of this Certificate of Designations, any and all classes or series of preferred stock (other than the Series C) that rank equally with the Series C as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a) Rate. Holders of Series C shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of 4.750% of the Stated Amount per share, and no more, payable quarterly in arrears on the 1st day of each February, May, August and November, respectively, in each year (each, a “Dividend Payment Date”) with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record on the 10th day of the month before such Dividend Payment Date or such other record date not more than 60 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. The amount of the dividend per share of Series C for each Dividend Period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series C.

(b) Priority of Dividends. So long as any share of Series C remains outstanding, unless full accrued dividends on all outstanding shares of Series C through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, other than a dividend payable solely in stock that ranks junior to the Series C in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

If the Board of Directors elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of Series C or any Dividend Parity Stock, then to the extent permitted by the terms of the Series C (the terms include, in the case of Series C, the Dividend Payment Dates and Dividend Periods provided for herein) and each outstanding series of Dividend Parity Stock such partial dividends shall be declared on shares of Series C and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to Series C and any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring Series C and such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods (that is, for Series C, full accrued dividends). To the extent a dividend period with respect to the Series C or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), for purposes of this paragraph the Board of Directors may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series C for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series C.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series C shall not be entitled to participate in any such dividend.

(c) Redemption and Repurchase of Junior Stock. So long as any share of Series C remains outstanding, unless full accrued dividends on all outstanding shares of Series C through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no monies may be paid or made available for a sinking fund for the redemption or retirement of Junior Stock, nor shall any shares of Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than:

(i) as a result of (x) a reclassification of Junior Stock, or (y) the exchange or conversion of one share of Junior Stock for or into another share of stock that ranks junior to the Series C in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or

(ii) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Series C in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or

(iii) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series C will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Stated Amount per share, together with an amount equal to all accrued dividends to the date of payment whether or not earned or declared (the “Liquidation Preference”).

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series C and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series C and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series C and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series C means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series C and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of Series C receive cash, securities or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series C is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series C:

(i) in whole or in part, at any time on or after February 18, 2025 at a cash redemption price equal to $25,000 per share of Series C, plus an amount equal to all accrued and unpaid dividends (whether or not declared) to, but not including, the date fixed for redemption; or

(ii) in whole but not in part at any time within 90 days following the occurrence of a Ratings Event at a cash redemption price equal to $25,500 per share of Series C, plus an amount equal to all accrued and unpaid dividends (whether or not declared) to, but not including, the date fixed for redemption.

The redemption price for any shares of Series C shall be payable on the redemption date to the holder of such shares against surrender of the certificate (s) evidencing such shares, if any, to the Corporation or its agent, if the shares of Series C are issued in certificated form. Any accrued but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b) No Sinking Fund. The Series C will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C will have no right to require redemption of any shares of Series C.

(c) Notice of Redemption. Notice of every redemption of shares of Series C shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C. Notwithstanding the foregoing, if the Series C or any depositary shares representing interests in the Series C are issued in book-entry form through DTC or any other similar facility, DTC or such other facility will provide notice of redemption by any authorized method to holders of record of the applicable Series C or depositary shares representing interests in the Series C not less than 30, nor more than 60, days prior to the date fixed for redemption of the Series C and related depositary shares. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series C to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends will cease to accrue on the redemption date.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series C at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series C in proportion to the number of shares of Series C held by such holders or by lot. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions on which shares of Series C shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series C and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series C are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and thereafter the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of Series C will have no voting rights and shall not be entitled to call a meeting of such holders for any purposes, nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as set forth below or as otherwise from to time required by law.

(b) Right to Elect Two Directors on Nonpayment Events. If and whenever dividends payable on Series C have not been declared and paid (or, in the case of Series C bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive) ( a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series C, together with the holders of any and all other series of outstanding Voting Preferred Stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective Stated Amounts, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”); provided that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights).

In the event that the holders of Series C and such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of (i) the Stated Amount of the Series C and (ii) each other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series C or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required or permitted by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series C may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series C holder shall have access to the Corporation’s stock ledger.

At each meeting of stockholders at which holders of the Series C and such other holders of Voting Preferred Stock are entitled to vote for the election of the Preferred Stock Directors, the holders of record of 40% of the total number of the Series C and Voting Preferred Stock (determined on a series by series basis) entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business. Each Preferred Stock Director shall be elected by a vote of the majority of the votes cast with respect to that Preferred Stock Director’s election.

When (i) accrued dividends have been paid in full on the Series C after a Nonpayment Event, and (ii) the rights of holders of any Voting Preferred Stock to participate in electing the Preferred Stock Directors shall have ceased, the right of holders of the Series C to participate in the election of Preferred Stock Directors shall cease (but subject always to the revesting of such voting rights in the case of any future Nonpayment Event), the terms of office of all the Preferred Stock Directors shall forthwith terminate, and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series C and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective Stated Amounts). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series C and such Voting Preferred Stock for which dividends have not been paid, voting as a single class in proportion to their respective Stated Amounts. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(c) Other Voting Rights. So long as any shares of Series C are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series C at the time outstanding, voting together with any other series of Preferred Stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective Stated Amounts (to the exclusion of all other series of Preferred Stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i) Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series C so as to affect them adversely; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Series C in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series C;

(ii) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series C or (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), unless in each case (A) the shares of Series C remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Series C are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series C immediately prior to such consummation, taken as a whole.

(d) Changes for Clarification. To the fullest extent permitted by law, without the consent of the holders of the Series C, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C, the Corporation may amend, alter, supplement or repeal any terms of the Series C for the following purposes:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument; or

(ii) to make any provision with respect to matters or questions relating to the Series C that is not inconsistent with the provisions of this Certificate of Designations.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Series C will be required pursuant to Section 7(b) or Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series C shall have been redeemed, or shall have been called for redemption on proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above, unless in the case of a vote or consent required pursuant to clause (ii) of Section 7(c) above if the shares of Series C are being redeemed with the proceeds from the sale of the stock to be authorized.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series C may deem and treat the record holder of any share of Series C as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of the Series C will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 10. Other Rights. The shares of Series C will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation. The holders of Series C shall not have any preemptive rights or conversion rights.

Section 11. Certificates. The Corporation may at its option issue shares of Series C without certificates. As long as DTC or its nominee is the registered owner of the Series C, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all shares of Series C for all purposes under the instruments governing the rights and obligations of holders of shares of Series C. If DTC discontinues providing its services as securities depositary with respect to the shares of Series C, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation will either print and deliver certificates for the shares of Series C or provide for the direct registration of the Series C with the transfer agent for the Series C. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), certificates for the shares of Series C will be printed and delivered to DTC or the Corporation will provide for the direct registration of the Series C with the transfer agent for the Series C. Except in the limited circumstances referred to above, owners of beneficial interests in the Series C:

(i) will not be entitled to have such Series C registered in their names;

(ii) will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series C; and

(iii) will not be considered to be owners or holders of the shares of Series C for any purpose under the instruments governing the rights and obligations of holders of shares of Series C.

Section 12. Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 11 of this Certificate of Designations shall be included under the heading “4.750% Perpetual Preferred Stock, Series C” and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 11 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, AT&T Inc. has caused this Certificate to be signed by George B. Goeke, its Senior Vice President and Treasurer, this 12th day of February, 2020.

AT&T INC.

By	/s/ George B. Goeke
Name:	George B. Goeke